Moody National REIT II, Inc. POS AM

Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333 | 202-654-4829

www.alston.com

June 12, 2017

Moody National REIT II, Inc. 6363 Woodway Dr., Suite 110 Houston, TX 77057

Ladies and Gentlemen:

We are acting as special tax counsel to Moody National REIT II, Inc., a Maryland corporation (the “Company”) in connection with the registration statement on Form S-11, File No. 333-198305 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $1,100,000,000 of the Company’s common stock, par value $.01 per share, consisting of Class A Common Stock, Class D Common Stock, Class I Common Stock and Class T Common Stock. This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

In preparing this opinion letter, we have reviewed the Company’s Articles of Amendment and Restatement, the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”), as well as representations as to factual matters made by Moody National Hospitality Management, LLC, a Texas limited liability company that serves as the eligible independent contractor for the Company (the “EIK Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the EIK Certificate are true, accurate and complete as of the date hereof, (ii) any representation made in the Officer’s Certificate “to the knowledge of” or similarly qualified is correct without such qualification, (iii) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate and the EIK Certificate true, (iv) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based, and (v) the Company will make a timely election to be taxed as a REIT for its taxable year ended December 31, 2016.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the foregoing, we are of the opinion that:

(i)         Commencing with the taxable year ending December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operations will enable it to continue to so qualify.

(ii)        The statements under the caption “Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on its ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders and the diversity of the Company’s ownership, and upon the Company utilizing any and all appropriate “savings provisions” available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

No opinions other than those expressly contained herein may be inferred or implied. We undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Alston & Bird LLP

Alston & Bird LLP